Exhibit 99.1

FOR IMMEDIATE RELEASE

January 17, 2019

Codorus Valley Bancorp, Inc.

Reports Earnings For the Quarter and Year Ended December 31, 2018

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $4.3 million or $0.46 per share basic and diluted, for the three months ended December 31, 2018, as compared to earnings of $1.5 million or $0.16 per share basic and diluted, for the three months ended December 31, 2017. For the year ended December 31, 2018, the Corporation earned $19.5 million or $2.08 per share basic and $2.06 per share diluted, compared to $12.0 million or $1.29 per share basic and $1.27 per share diluted, for the year ended December 31, 2017. The increase in net income and earnings per share, for the quarter and year, was partially the result of a $2.8 million reduction in the net deferred tax asset value at December 31, 2017 due to the new corporate tax rate of 21 percent enacted as part of the Tax Cuts and Jobs Act on December 22, 2017 that became effective January 1, 2018.

“Codorus Valley realized exceptional results, as measured by profit, people or processes, during 2018,” stated Larry J. Miller, Chairman, President/CEO. “On an annual basis, Codorus Valley Bancorp, Inc.’s net income in 2018 was over 30 percent more than the earnings realized in 2017, excluding the impact of the reduction in net deferred tax assets.” Miller added, “The Corporation continued to add to the breadth and depth of its management team, by recruiting Mr. Dennis Ginder to the position of Senior Vice President/Chief Credit Officer. And the Corporation further enhanced its digital processing capabilities, deploying a new online account opening platform and new online loan application process. Finally, a new full-service financial center was opened at 2343 Oregon Pike, Lancaster County, PA. By almost every measurement, 2018 was a successful year for Codorus Valley.”

The Corporation’s net interest income for the three months ended December 31, 2018 was $16.1 million, an increase of $0.5 million or 3.2 percent when compared to the net interest income of $15.6 million for the same period in 2017. For the full year of 2018, net interest income was $63.9 million, reflecting an increase of $4.4 million, or 7.4 percent, compared to $59.5 million for the same period in 2017. The Corporation’s net interest margin was 3.84 percent for the year ended December 31, 2018 and December 31, 2017.

The provision for loan losses for the three months ended December 31, 2018 was $0.9 million compared to $0.6 million for the same period in 2017. For the year ended December 31, 2018, the provision for loan losses was $2.7 million compared to $4.2 million for the same period in 2017. The Corporation’s nonperforming assets ratio was 1.46 percent as of December 31, 2018, an increase from 0.38 percent as of December 31, 2017.

Noninterest income for the fourth quarter of 2018 was $3.2 million, an increase of 1.8 percent compared to noninterest income of $3.2 million for the fourth quarter 2017. For the full year of 2018, noninterest income was $13.3 million an increase of 15.6 percent compared to $11.5 million for the full year of 2017. The increase in noninterest income, for the three months ended December 31, 2018, was attributed to increases in all categories of noninterest income, except income from bank owned life insurance and gain on sale of loans held for sale. The increase in noninterest income, for the year ended December 31, 2018, was attributed to increases in all categories of noninterest income, except income from bank owned life insurance.

Noninterest expense was $12.9 million for the fourth quarter of 2018, an increase of $1.1 million, or 9.3 percent, as compared to noninterest expense of $11.8 million for the fourth quarter of 2017. For the year ended December 31, 2018, noninterest expenses totaled $49.8 million, an increase of 10.7 percent compared to $45.0 million for the year ended December 31, 2017. Higher personnel expenses, charitable donations and external data processing costs accounted for the majority of the increase. The aforementioned higher costs were partially offset by a decline in telecommunications and other expenses.

Income tax expense for the quarter ended December 31, 2018 was $1.1 million versus $4.9 million for the same period in 2017. Income tax expense for the year ended December 31, 2018 was $5.2 million versus $9.9 million for the same period in 2017. The effective tax rates for the years ended December 31, 2018 and 2017 were 21.0 percent and 45.2 percent, respectively. Income tax expense and the effective tax rate decreased as a result of the new corporate tax rate enacted as part of the Tax Cuts and Jobs Act that became effective January 1, 2018, including the related additional income tax expense of $2.8 million recorded in 2017 for the reduction in deferred tax assets.

Other News

As recently announced, on January 9, 2019, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.16 per share, payable on February 12, 2019 to shareholders of record at the close of business on January 22, 2019. The dividend represents a 3.2 percent increase above the cash dividend of $0.155 per share paid on November 13, 2018.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2017 Form 10-K and 2018 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Larry D. Pickett, CPA - Treasuer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		Years ended
	December 31,		December 31,
	2018	2017	2018	2017
Interest income	$21,098	$18,552	$80,321	$70,415
Interest expense	5,034	2,985	16,401	10,868
Net interest income	16,064	15,567	63,920	59,547
Provision for loan losses	900	600	2,700	4,175
Noninterest income	3,247	3,188	13,314	11,522
Noninterest expense	12,928	11,770	49,810	44,986
Income before income taxes	5,483	6,385	24,724	21,908
Provision for income taxes	1,138	4,895	5,182	9,904
Net income	$4,345	$1,490	$19,542	$12,004
Basic earnings per share	$0.46	$0.16	$2.08	$1.29
Diluted earnings per share	$0.46	$0.16	$2.06	$1.27

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	December 31,	December 31,
	2018	2017
Cash and short term investments	$96,782	$79,524
Investment securities	155,515	164,902
Loans	1,489,807	1,401,479
Allowance for loan losses	(19,144)	(16,689)
Net loans	1,470,663	1,384,790
Premises and equipment, net	24,724	24,382
Goodwill	2,301	2,301
Other assets	57,495	53,306
Total assets	$1,807,480	$1,709,205

Deposits	$1,495,280	$1,384,507
Borrowed funds	122,332	150,805
Other liabilities	11,122	9,674
Shareholders’ equity	178,746	164,219
Total liabilities and shareholders’ equity	$1,807,480	$1,709,205

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2018	2018	2018	2018	2017	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2018	2017
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to common shareholders	$4,345	$5,060	$6,054	$4,083	$1,490	$19,542	$12,004
Basic earnings per share	$0.46	$0.53	$0.65	$0.44	$0.16	$2.08	$1.29
Diluted earnings per share	$0.46	$0.53	$0.64	$0.43	$0.16	$2.06	$1.27
Cash dividends paid per share	$0.148	$0.148	$0.148	$0.148	$0.123	$0.592	$0.488
Tangible book value per share (2)	$18.67	$18.22	$17.89	$17.43	$17.31	$18.67	$17.31
Book value per share	$18.91	$18.46	$18.14	$17.68	$17.56	$18.91	$17.56
Average shares outstanding	9,417	9,398	9,379	9,359	9,332	9,388	9,314
Average diluted shares outstanding	9,502	9,505	9,487	9,455	9,452	9,479	9,423

Performance Ratios (%)
Return on average assets (3)	0.96	1.14	1.39	0.97	0.35	1.11	0.72
Return on average equity (3)	9.84	11.66	14.36	9.87	3.58	11.42	7.40
Return on average realized equity (3)(4)	9.63	11.45	14.10	9.74	3.57	11.22	7.38
Net interest margin (5)	3.78	3.86	3.89	3.89	3.90	3.84	3.84
Efficiency ratio (6)	66.43	60.30	58.73	70.76	61.59	63.95	62.07
Net overhead ratio (3)(7)	2.15	1.95	1.85	2.38	2.04	2.08	2.03

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	0.00	0.06	0.01	0.01	0.20	0.02	0.18
Allowance for loan losses to total loans (8)	1.29	1.22	1.17	1.18	1.19	1.29	1.19
Nonperforming assets to total loans and foreclosed real estate	1.46	1.00	0.40	0.40	0.38	1.46	0.38

Capital Ratios (%)
Average equity to average assets	9.80	9.74	9.65	9.80	9.88	9.75	9.79
Tier 1 leverage capital ratio	10.46	10.39	10.37	10.43	10.26	10.46	10.26
Common equity Tier 1 capital ratio	12.16	11.82	11.78	11.66	11.58	12.16	11.58
Tier 1 risk-based capital ratio	12.84	12.49	12.47	12.36	12.29	12.84	12.29
Total risk-based capital ratio	14.09	13.73	13.65	13.55	13.48	14.09	13.48

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(5) net interest income (tax-equivalent) as a percentage of average interest earning assets

(6) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(7) noninterest expense less noninterest income as a percentage of average assets

(8) excludes loans held for sale

Reconciliation of Non-GAAP Selected Financial Data (Unaudited)

(in thousands of dollars)

U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income is a non-GAAP measure. Adjusted net income represents net income calculated in accordance with U.S. GAAP as adjusted for the impact of the Tax Cuts and Jobs Act on deferred tax assets representing a one-time non-cash charge.

	Three months ended		Years ended
	December 31,		December 31,
	2018	2017	2018	2017

Net income available to common shareholders reported (GAAP)	$4,345	$1,490	$19,542	$12,004
Items impacting comparability:
Revaluation of net deferred tax asset due to corporate rate change	0	2,755	0	2,755
Net income available to common shareholders Comparable (Non-GAAP)	$4,345	$4,245	$19,542	$14,759